                                                                      Exhibit 12

                               MOBIL CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                    (IN MILLIONS, EXCEPT FOR RATIO AMOUNTS)

                                                                    Year ended December 31,

                                                           1991     1992    1993       1994     1995
                                                           ----     ----    ----       ----     ----
Income Before Change in Accounting Principle(s)........   $1,920   $1,308  $2,084     $1,759   $2,376

Add:

 Income taxes...........................................   2,105    1,567   1,931      1,919    2,015

 Portion of rents representative of interest factor.....     344      319     339        340      368

 Interest and amortization of debt discount expense.....     713      612     529(a)     461      467

 Earnings (greater) less than dividends from
  equity affiliates.....................................    (151)      36     265        (40)     (51)
                                                            ----       --     ---        ---      ---
Income as Adjusted......................................  $4,931   $3,842  $5,148     $4,439   $5,175
                                                          ======   ======  ======     ======   ======

Fixed Charges:

 Interest and amortization of debt discount expense.....  $  713   $  612   $ 529(a)  $  461   $  467

 Capitalized interest...................................      20       42      42         37       47

 Portion of rents representative of interest factor.....     344      319     339        340      368
                                                             ---      ---     ---        ---      ---

Total Fixed Charges.....................................  $1,077   $  973  $  910     $  838   $  882
                                                          ======   ======  ======     ======   ======

Ratio of Earnings to Fixed Charges......................     4.6      3.9     5.7(a)     5.3      5.9
                                                             ---      ---  ------        ---      ---

For the years ended December 31, 1991, 1992, 1993, 1994 and 1995, Fixed Charges exclude $42 million, $37 million, $31 million, $37 million and $28 million, respectively, of interest expense attributable to debt issued by the Mobil Oil Corporation Employee Stock Ownership Plan Trust and guaranteed by Mobil.

(a) Excludes the favorable effect of $205 million of interest benefits from the resolution of prior-period tax issues.